Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 file nos. 333-222819, 333-41714, 333-69334, 333-13999, 333-71866, 333-196712, 333-221804, 333-271002, 333-278385, 333-284316, and 333-292961, and Form S-3 file nos. 333-271277, 333-200313, 333-201907, 333-205793, 333-209111, 333-209112, 333-229525 and 333-237445, of our report dated March 30, 2026, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to the consolidated financial statements of Precipio, Inc. as of and for the year ended December 31, 2025, which report is included in this Annual Report on Form 10-K for the year ended December 31, 2025.

/s/ CBIZ CPAs P.C.

CBIZ CPAs P.C.

New Haven, CT

March 30, 2026